EXHIBIT 14(a)(1)

[PricewaterhouseCoopers Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration No. 33-34233, Registration No. 33-46861, Registration No. 33-87614, Registration No. 33-97622, Registration No. 33-97624 and Registration No. 33-39364) of Scailex Corporation Ltd. of our report dated March 19, 2006, relating to the financial statements of Scailex Corporation Ltd., which appears in this From 20-F.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
June 28, 2006	Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers International
Limited